                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           Capital Cities/ABC, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           Capital Cities/ABC, Inc.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                            CAPITAL CITIES/ABC, INC.

                              77 WEST 66TH STREET

                            NEW YORK, NEW YORK 10023

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1994

                               ----------------

To The Shareholders:

  The Annual Meeting of Shareholders of Capital Cities/ABC, Inc. (the "Company") will be held at 11:00 A.M. on Thursday, May 19, 1994 at Decatur House, 748 Jackson Place, N.W., Washington, D.C. for the following purposes:

  1. To elect a Board of Directors of 13 members to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified.

  2. To consider and act upon a proposal to ratify the appointment of Ernst & Young as the Company's independent auditors for 1994.

  3. To consider and act upon a proposal to amend the Certificate of Incorporation to increase the authorized shares, and reduce the par value, of the common stock.

  4. To consider and act upon a proposal to approve the Employee Stock Purchase Plan, as amended.

  5. To consider and act upon a shareholder proposal concerning minimum share ownership by members of the Board of Directors.

  6. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on March 30, 1994 will be entitled to vote at the meeting and any adjournment thereof.

  Whether or not you plan to attend the meeting, we urge you to date, execute and mail the enclosed proxy/voting instruction card in order to assure representation of your shares. For this purpose, and for your convenience, a business reply envelope is enclosed. A shareholder who attends the meeting in person may, if he wishes, vote at the meeting, thereby canceling any proxy vote previously given.

  Attendance at the meeting will be limited to shareholders of record as of the record date or their authorized representatives, not to exceed two per shareholder, and to guests of the Company.

                         By Order of the Board of Directors,

                                            Philip R. Farnsworth
                                                    Secretary

March 31, 1994

  ALL PERSONS TO WHOM THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD IS ADDRESSED ARE REQUESTED TO DATE, EXECUTE AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                            CAPITAL CITIES/ABC, INC.

                              77 WEST 66TH STREET

                            NEW YORK, NEW YORK 10023

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Capital Cities/ABC, Inc. (the "Company") of proxies and voting instructions in the accompanying form for use at the Annual Meeting of Shareholders to be held at Decatur House, 748 Jackson Place, N.W., Washington, D.C. at 11:00 A.M. on Thursday, May 19, 1994, and at all adjournments thereof. Any shareholder may revoke his proxy at any time prior to the meeting by filing with the Company a written notice to that effect or a duly executed proxy/voting instruction card bearing a date later than his previously executed proxy/voting instruction card, and, in the event that he attends the meeting, he may, if he so desires, vote in person.

  The enclosed proxy/voting instruction card also serves as voting instructions to Bankers Trust Company, as Trustee under the Capital Cities/ABC, Inc. Savings & Investment Plan (the "SIP"), for shares of the Company's common stock credited to the account of each participant in the SIP as of the record date. The Trustee will vote the shares credited to each participant's account as instructed by each participant who returns an executed proxy/voting instruction card in a timely manner (prior to May 13, 1994). If a SIP participant's executed proxy/voting instruction card is not timely received, the shares credited to that account will be voted by the Trustee in the same proportion as those shares for which voting instructions have been timely received. Any SIP participant may revoke his voting instructions prior to May 13, 1994 by filing with the Trustee a written notice to that effect or a duly executed proxy/voting instruction card bearing a date later than his previously executed proxy/voting instruction card.

  The shares represented by all proxies and voting instructions delivered pursuant to this solicitation, if not revoked, will be voted at the meeting as directed by the shareholders, or by the SIP participants as noted above. The voting instruction of each SIP participant is confidential. Neither the Trustee nor the tabulator of the votes at the shareholders meeting, Harris Trust Company of New York, will reveal to the Company how an individual participant votes his SIP interest. In addition, the same confidentiality is given to the votes of any shares of the Company's common stock owned by a SIP participant outside of the SIP and registered in his own name.

  The cost of soliciting proxies and voting instructions will be borne by the Company, which will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy material to the beneficial owners of the Company's common stock. Officers and other employees of the Company may solicit proxies personally and by telephone. In addition, the Company has retained Georgeson & Company Inc. to aid in the solicitation of proxies at a fee of $7,500 plus out-of-pocket expenses.

  On all matters that may come before the meeting, each shareholder, or his proxy, will be entitled to one vote for each share of common stock, $1 par value ("Common Stock"), of which such shareholder was the holder of record on March 30, 1994. On such date there were outstanding and entitled to vote xx,xxx,xxx shares of Common Stock, not including x,xxx,xxx shares held by the Company as treasury shares.

  The proxy statement and the proxy/voting instruction card are being mailed to shareholders and SIP participants on or about March 31, 1994.

                                 ANNUAL REPORT

  The Annual Report of the Company for the year ended December 31, 1993, including financial statements, is being mailed to shareholders together with this proxy statement, and to SIP participants under separate cover. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made.

                             ELECTION OF DIRECTORS

  It is proposed to elect 13 directors of the Company to hold office for one year and until their successors shall be elected and shall qualify. At the meeting, the persons named in the enclosed proxy/voting instruction card intend to vote the shares covered thereby for the election of the nominees to the Board of Directors named below unless instructed to the contrary. Each nominee is currently a director of the Company.

                          DIRECTOR     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
      NOMINEE         AGE  SINCE                DURING THE PAST FIVE YEARS
      -------         --- -------- ---------------------------------------------------
Robert P. Bauman       63   1985   Chairman of the Compensation Committee of the Com-
                                    pany. Chief Executive of SmithKline Beecham p.l.c.
                                    since 1989, and Chairman of the Board, Beecham
                                    Group p.l.c. (manufacturer of consumer products
                                    and pharmaceuticals) prior thereto. Director of
                                    CIGNA Corporation, Reuters Holdings p.l.c.,
                                    SmithKline Beecham p.l.c. and Union Pacific
                                    Corporation.
Nicholas F. Brady      63   1993   Member of the Compensation Committee of the Compa-
                                    ny. Chairman and Chief Executive Officer of Darby
                                    Overseas Investments, Ltd. and Darby Advisors,
                                    Inc. (investment firms) since February 1994 and
                                    January 1993, respectively. Secretary of the
                                    United States Department of the Treasury from 1988
                                    to January 1993. Chairman of the Board of Dillon,
                                    Read & Co. Inc. (investment banking) prior there-
                                    to. Director of Christiana Companies, Inc., H. J.
                                    Heinz Company and certain Templeton Investment
                                    Companies.
Warren E. Buffett      63   1986   Chairman of the Finance Committee of the Company.
                                    Chairman of the Board and Chief Executive Officer
                                    of Berkshire Hathaway Inc. (insurance underwrit-
                                    ing, newspaper publishing and various manufactur-
                                    ing and marketing activities). Director of
                                    Berkshire Hathaway Inc., The Coca-Cola Company,
                                    The Gillette Company, Salomon Inc and USAir Group,
                                    Inc.
Daniel B. Burke        65   1967   Member of the Executive and Finance Committees of
                                    the Company. Retired President, Chief Executive
                                    Officer and Chief Operating Officer of the Company
                                    from June 1990 to February 1994. Prior thereto he
                                    was President and Chief Operating Officer. Direc-
                                    tor of Avon Products, Inc., Consolidated Rail Cor-
                                    poration, Morgan Stanley Group Inc. and Rohm and
                                    Haas Company.
Frank T. Cary          73   1986   Member of the Audit Committee of the Company. For-
                                    mer Chairman of the Board and Chief Executive Of-
                                    ficer of International Business Machines Corpora-
                                    tion. Director of Celgene Corporation, Cygnus
                                    Therapeutic Systems, Inc., DNA Plant Technology
                                    Corporation, ICOS Corporation, Lincare Holdings
                                    Inc. and SPS Transaction Services, Inc.
John B. Fairchild      67   1968   Executive Vice President of the Company and Chair-
                                    man of the Company's Fairchild Publications Group.
Leonard H. Goldenson   88   1986   Chairman of the Executive Committee of the Company.
                                    Retired Chairman of the Board and Chief Executive
                                    Officer of American Broadcasting Companies, Inc.

                             DIRECTOR     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
       NOMINEE           AGE  SINCE                DURING THE PAST FIVE YEARS
       -------           --- -------- ---------------------------------------------------
Frank S. Jones            65   1988   Member of the Audit Committee of the Company. Ford
                                       Professor of Urban Affairs, Emeritus, Massachu-
                                       setts Institute of Technology since 1992. Ford
                                       Professor of Urban Affairs at MIT prior thereto.
                                       Director of CIGNA Corporation, Polaroid Corpora-
                                       tion and Scientific Games Holdings Corp.
Ann Dibble Jordan         59   1988   Member of the Audit Committee of the Company. For-
                                       mer Director of Social Service Department, Univer-
                                       sity of Chicago Medical School; former Assistant
                                       Field Work Professor, University of Chicago School
                                       of Social Service Administration; former Director
                                       of Social Service, Chicago Lying-in Hospital, Uni-
                                       versity of Chicago Medical Center. Director of Au-
                                       tomatic Data Processing, Inc., Hechinger Company,
                                       Johnson & Johnson, National Health Laboratories
                                       Incorporated, Salant Corporation and The Travelers
                                       Inc.
John H. Muller, Jr.       69   1971   Chairman of the Audit Committee and member of the
                                       Executive and Compensation Committees of the Com-
                                       pany. Chairman of the Executive Committee of Gen-
                                       eral Housewares Corp. (manufacturer and marketer
                                       of cookware and cutlery products) since 1992;
                                       Chairman of the Board from 1990 to 1992; Chairman
                                       of the Board and Chief Executive Officer thereof
                                       prior thereto. Director of General Housewares
                                       Corp.
Thomas S. Murphy          68   1957   Chairman of the Board and Chief Executive Officer
                                       of the Company. From June 1990 to February 1994 he
                                       was Chairman of the Board. Prior thereto he was
                                       Chairman of the Board and Chief Executive Officer.
                                       Member of the Executive and Finance Committees of
                                       the Company. Director of International Business
                                       Machines Corporation, Johnson & Johnson and Texaco
                                       Inc.
Wyndham Robertson         56   1990   Member of the Audit Committee of the Company. Vice
                                       President for Communications, The University of
                                       North Carolina. Director of The Equitable Compa-
                                       nies Incorporated and Wachovia Bank of North Caro-
                                       lina, N.A.
M. Cabell Woodward, Jr.   65   1982   Member of the Executive and Audit Committees of the
                                       Company. Retired Vice Chairman and Chief Financial
                                       Officer of ITT Corporation (diversified multi-na-
                                       tional enterprise). Director of Black & Decker
                                       Corp. and Melville Corporation.

COMPENSATION OF DIRECTORS

  Nonemployee directors receive an annual retainer of $30,000 and a fee of $1,000 for each Board and committee meeting attended. Nonemployee directors who retire with at least five years of service on the Board (including service on the Board of American Broadcasting Companies, Inc.) are eligible to receive an annual retirement benefit equal to the cash amount of the annual retainer, which will be paid to the director or the director's surviving spouse for the number of years of Board service by the director.

MEETINGS AND COMMITTEES

  The Board of Directors had a total of six meetings during 1993. Messrs. Brady, Buffett and Fairchild attended fewer than 75% of the aggregate of (1) the total number of meetings held by the Board of Directors and (2) the total number of meetings held by all committees of the Board on which such director served. The Board of Directors has no Nominating Committee.

  The Executive Committee consists of five directors: Mr. Goldenson, Chairman, and Messrs. Burke, Muller, Murphy and Woodward. The committee meets on call or acts by unanimous written consent and has authority to act on most matters during the intervals between Board meetings.

  The Audit Committee consists of six nonemployee directors: Mr. Muller, Chairman, and Messrs. Cary, Jones and Woodward and Mses. Jordan and Robertson. The committee reviews and evaluates the scope of the audit, internal controls, security procedures, policy as to business ethics and other matters deemed appropriate. There were two committee meetings during 1993.

  The Compensation Committee consists of three nonemployee directors: Mr. Bauman, Chairman, and Messrs. Brady and Muller. The committee establishes the compensation structure of the Company and determines the compensation of the executive officers and senior management. In so doing, it is empowered to make awards under the Company's Incentive Compensation Plan and the Company's 1991 Stock Option Plan. See the "Report of the Compensation Committee" under "Executive Compensation and Other Information" below for information on the committee's 1993 compensation determinations for executive officers. There were two committee meetings during 1993. The committee also acts by unanimous written consent.

  The Finance Committee consists of three directors: Mr. Buffett, Chairman, and Messrs. Burke and Murphy. The committee was formed in 1994 and its primary responsibilities are to review periodically the Company's long-term financial strategies, policies and structure, and to review significant potential corporate acquisitions.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  At February 28, 1994, the only persons, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock are:

                                                           COMMON STOCK
                                                           BENEFICIALLY PERCENT
                                                              OWNED     OF CLASS
                                                           ------------ --------
   Berkshire Hathaway Inc.
     1440 Kiewit Plaza
     Omaha, Nebraska 68131................................ 2,000,000(1)  13.04
   State Farm Mutual Automobile Insurance Company
    and related entities
     One State Farm Plaza
     Bloomington, Illinois 61710..........................   901,600(2)   5.88

- --------
  (1) Berkshire Hathaway Inc. ("Berkshire") owns these shares through certain of its subsidiaries ("Berkshire Subsidiaries"). Mr. Buffett owns 40.7% of the outstanding stock of Berkshire and therefore may be deemed to control the stock of Berkshire and be the beneficial owner of these 2,000,000 shares. While each of the Berkshire Subsidiaries owning the shares of Common Stock has both voting and investment power with respect thereto, Mr. Buffett, through his controlling stock ownership of Berkshire, may be deemed to be in control of such Berkshire Subsidiaries and therefore to direct the voting and investments of such subsidiaries. However, pursuant to agreements dated March 18, 1985, January 2, 1986 and October 29, 1993 (collectively, the "Stock Purchase Agreement"), Berkshire and each of such Berkshire Subsidiaries executed and delivered to the Company an irrevocable proxy to vote all shares of the Company's Common Stock owned by them, and named as their attorney and proxy Thomas S. Murphy so long as he shall be Chief Executive Officer of the Company, or Daniel B. Burke so long as he shall be Chief Executive Officer of the Company. Such proxies will expire upon such date as neither Mr. Murphy nor Mr. Burke shall be Chief Executive Officer of the Company, or January 2, 1997, whichever shall first occur. Mr. Murphy was Chief Executive Officer of the Company until June 1, 1990, on which date Mr. Burke became Chief Executive Officer of the Company until February 14, 1994, on which date Mr. Murphy resumed the position of Chief Executive Officer. In connection with the irrevocable proxy from Berkshire and the Berkshire Subsidiaries, Mr. Murphy or Mr. Burke may be deemed to have sole voting power but no investment power with respect to the shares covered thereby, and Mr. Buffett may be deemed to have sole investment power but no voting power with respect to such shares. However, Mr. Buffett's investment power may be deemed to be restricted in that, pursuant to the Stock Purchase Agreement, during the period ending on January 2, 1997, neither Berkshire nor any of the Berkshire Subsidiaries may dispose of any Common Stock without first offering such stock to the Company, or knowingly sell any Common Stock to any entity or group if such a sale would give the entity or group more than 5% of all outstanding voting stock of the Company. At the forthcoming Annual Meeting, Mr. Murphy will have the power to vote these shares beneficially owned by Mr. Buffett.

  (2) As reported to the Company on a Schedule 13G as of December 31, 1993, State Farm Mutual Automobile Insurance Company and related entities have sole power to vote or to direct the vote and to dispose or to direct the disposition of all of the shares beneficially owned by them.

  At February 28, 1994, the following shares of Common Stock and units under the Company's Incentive Compensation Plan ("Shadow Stock units") were owned by all directors and nominees, each executive officer named in the Summary Compensation Table on page 10, and all directors and executive officers as a group:

                                COMMON STOCK            PERCENT   SHADOW STOCK
                            BENEFICIALLY OWNED(1)       OF CLASS UNITS OWNED(2)
                            ---------------------       -------- --------------
   Robert P. Bauman                     200(3)             (4)          -0-
   Nicholas F. Brady                    400                (4)          -0-
   Warren E. Buffett              2,000,000(5)           13.04          -0-
   Daniel B. Burke                   42,631(6)             .28          -0-
   Frank T. Cary                        300(3)             (4)          -0-
   John B. Fairchild                 15,504(6)(7)          .10          -0-
   Leonard H. Goldenson              10,000                .07          -0-
   Frank S. Jones                        15                (4)          -0-
   Ann Dibble Jordan                    100                (4)          -0-
   John H. Muller, Jr.                  200                (4)          -0-
   Thomas S. Murphy                 103,283(3)(5)(6)(8)    .67          -0-
   Wyndham Robertson                    300(9)             (4)          -0-
   M. Cabell Woodward, Jr.            1,100(3)             .01          -0-
   Ronald J. Doerfler                10,177                .07       11,000
   Robert A. Iger                       528(10)            (4)       21,500
   Michael P. Mallardi                1,257(10)            .01       12,000
   Stephen A. Weiswasser                100(11)            (4)        8,000
   All directors and
    executive officers
    as a group                    2,186,995(6)(10)       14.26       64,800

- --------
  (1) Each director and executive officer has sole voting and investment power with respect to the shares of Common Stock beneficially owned, except as noted above regarding Mr. Buffett and Berkshire Hathaway Inc., and as noted in footnotes (7), (9), (10) and (11) below.

  (2) See "Incentive Compensation" under "Executive Compensation and Other Information" below for a description of the Shadow Stock units under the Incentive Compensation Plan.

  (3) Shares of Common Stock shown do not include the following shares owned by or for the benefit of family members, as to which stock the persons disclaim any beneficial ownership: Mr. Bauman, 400; Mr. Cary, 102; Mr. Murphy, 42; and Mr. Woodward, 500.

  (4) Less than .01%.

  (5) See page 5 regarding Berkshire Hathaway Inc. and the voting of the 2,000,000 shares of Common Stock beneficially owned by Mr. Buffett.

  (6) Shares of Common Stock shown include the following shares subject to employee stock options exercisable within 60 days after February 28, 1994: Mr. Burke, 3,840; Mr. Fairchild, 750; Mr. Murphy, 1,340; and all other executive officers, 900.

  (7) Includes 1,810 shares of Common Stock held by a trust of which Mr. Fairchild is a co-trustee, sharing voting power and investment power, and in which trust he has a remainder interest.

  (8) Does not include an aggregate of 2,839 shares of Common Stock held by an estate and a related trust for the benefit of a non-family member, with respect to which stock Mr. Murphy, in his fiduciary capacity as executor or trustee, shares voting power and investment power (which may be exercised by him only with the approval of another fiduciary) but as to which Mr. Murphy disclaims any beneficial ownership.

  (9) These shares of Common Stock are held by a trust of which Ms. Robertson is beneficiary, but with respect to which stock she has no voting power or investment power.

  (10) Mr. Iger, Mr. Mallardi and three executive officers not named in the table hold shares of Common Stock beneficially through the SIP, for which plan the shareholding information is as of December 31, 1993.

  (11) Mr. Weiswasser shares with his wife voting and investment power with respect to the shares of Common Stock he beneficially owns.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining the compensation of the executive officers and senior management. Set forth below are the factors and criteria used by the Committee in establishing that key executive compensation.

  COMPENSATION OF ALL EXECUTIVE OFFICERS. In order to achieve the best corporate performance, the Company must be able to attract, motivate and retain persons of outstanding talent and ability who will make a substantial contribution to the growth and success of the Company and its subsidiaries. The Committee endeavors to reach this goal by providing executive officers with competitive compensation programs of salary and bonus, and by linking long-term incentive compensation to the growth of the market price of the Company's Common Stock, thereby aligning the interests of executive officers and all shareholders. The Committee also endeavors to provide an executive officer compensation package that recognizes individual contributions as well as corporate results.

  In the Committee's establishment of the Company's compensation structure, it reviews in detail the compensation of the nine most highly compensated executive officers, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews in general the compensation of approximately 50 other members of senior management. These reviews are designed to ensure consistency for all key executives throughout the compensation program.

  The Committee reviews the total compensation package for the Company's key executives, such total compensation package consisting of two basic elements-- annual compensation and long-term incentive compensation. In setting executive officers' total compensation package the Committee does not use a precise formula that would "peg" the executive officers' compensation at an exact level of comparability with executives at other companies. However, in establishing the executives' total compensation package the Committee seeks to set the Company's executives' base salaries at the lower end of the comparative scale of base salaries of executives in similar positions at many advertiser-supported media and entertainment companies and companies of comparable size, and the Company's "at risk" bonuses and long-term incentive awards at the higher end of the comparative scale when the Company, the operating unit and the individual have met certain generalized performance targets as judged by the Committee. For each executive's total compensation package, the Committee seeks to provide a level of compensation that, in a comparison with other companies, is in the middle range or higher depending upon performance.

  Annual compensation. The annual compensation package is also divided into two parts--base salary and annual bonus. Base salary of an executive officer is determined subjectively and is not subject to specific measurable factors and criteria but rather the Committee's general assessment of the responsibilities of the position held, the experience of the individual, and the executive's performance in his job. In setting executive officers' base salaries, the Committee looks to the competitive marketplace for executive talent, with specific comparative reference to executives in similar positions as provided by the 1993 Towers Perrin Entertainment Industry Survey, the 1993 Towers Perrin Media Industry Compensation Survey, and the 1993 Towers Perrin Compensation Data Bank Executive Compensation Survey, the first two surveys being widely used by entertainment and media businesses, respectively, and the latter survey being widely used throughout all industries, for comparisons of executive compensation.

  The annual bonus of an executive officer is dependent upon individual and Company performance, and for an executive officer with responsibilities in a particular operating unit of the Company, the performance of that operating unit. The business performance measures that are considered in establishing annual bonuses are the overall operating income and net income of the Company, and with respect to individual operating units, operating income, cost performance compared to the annual budget and the prior year, market and audience share and long-term strategic growth and market position. Performance evaluations are made annually, and adjustments are made where warranted; adjustments also take into account new responsibilities of an executive. The Committee's annual performance evaluation of each executive is subjective, and not based upon an exact formula for determining the relative importance of each of the factors considered, nor is there a precise measure of how each of the individual factors relates to the Committee's determination of each executive's ultimate annual compensation.

  Long-term incentive compensation. The "at risk" long-term incentive compensation is also divided into two parts--awards under the Incentive Compensation Plan and awards of stock options. These awards are designed to provide a greater community of interest between the Company's shareholders and key employees through gains in the price of the Common Stock over an extended period, and to encourage such employees to remain in the employ of the Company. Long-term incentive compensation awards have historically represented the largest portion of executive officers' overall compensation. Long-term incentive compensation awards are dependent upon the Committee's general assessment of the responsibilities of the position held, individual and Company performance, and for an executive officer with responsibilities in a particular operating unit of the Company, the performance of that operating unit. The business performance measures that are considered in establishing these long-term incentive compensation awards are the overall operating income and net income of the Company, and with respect to individual operating units, operating income, cost performance compared to the annual budget and the prior year, market and audience share and long-term strategic growth and market position.

  As with the Committee's performance evaluation of each executive for annual compensation purposes, the Committee's performance evaluation for long-term compensation awards purposes is subjective, and not based upon an exact formula for determining the relative importance of each of the factors considered, nor is there a precise measure of how each of the individual factors relates to the Committee's determination of each executive's ultimate long-term compensation awards. In the Committee's periodic determination of awards under the Incentive Compensation Plan and awards of stock options, the Committee also considers the number and value or price of each type of award the executive has at that time.

  The Committee grants "units" under the Incentive Compensation Plan to executive officers and other key employees of the Company. Each unit bears a value equal to the excess of the market price of one share of the Company's Common Stock over a specified dollar floor, plus an interest component. These awards have been granted historically to executive officers and other key employees approximately every two and one-half years. Each recipient of such an award gains vested rights in the award on a graduated basis over the five-year period of employment following the grant, and an award recipient is only entitled to the annually credited interest on that award upon completion of the full five-year period of employment. Awards are paid after those five years in cash or in part in Common Stock, at the discretion of the Committee. The latest Incentive Compensation Plan was approved by shareholders in 1988, with shareholder approval in 1993 of additional units authorized for granting thereunder.

  The Committee also grants options to executive officers and other key employees of the Company under the 1991 Stock Option Plan. All options presently outstanding permit each recipient to exercise an option commencing one year after grant and then only in cumulative annual portions at the rate of 25% of the total number of shares subject to the option. The exercise price of an option is equal to the market price of the Common Stock on the date of grant.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. On February 14, 1994 Mr. Burke retired as President, Chief Executive Officer and Chief Operating Officer. His 1993 salary, as set forth in the Summary Compensation Table on page 10, was established by the Committee in December 1992, and his 1993 bonus was established by the Committee in December 1993. Each of these elements of Mr. Burke's compensation package was determined subjectively. The Committee did not base Mr. Burke's 1993 salary upon specific, individually calculable performance measures, nor upon a precise level of comparability with Chief Executive Officers of other companies, but generally established its salary decision upon figures compiled by management that compared salaries of Chief Executive Officers of other advertiser-supported media and entertainment companies (CBS Inc., Dow Jones & Company, Inc., Gannett Co., Inc., Tribune Company and

The Washington Post Company) as set forth in the stock performance graphs on page 15, plus The Walt Disney Company, Paramount Communications Inc., Tele-Communications, Inc., Time Warner Inc. and Viacom Inc. In establishing Mr. Burke's 1993 salary, the Committee considered also the level of bonus and long-term incentive awards paid upon the Committee's determination of Mr. Burke's attainment of generalized performance targets in 1992. With these two separate levels of compensation, the Committee sought to provide Mr. Burke with a total compensation package in the middle range of comparability with those of the other companies mentioned above. Mr. Burke's 1993 salary, as established by the Committee in December 1992, was a continuation of his 1992 salary with no increase. The Committee's determination of this 1993 salary, which was a part of Mr. Burke's overall 1992 compensation package, was based upon the Committee's subjective considerations set forth in detail in the Company's 1993 proxy statement, and reflected progress by the Company on strategic goals while under Mr. Burke's leadership.

  To determine Mr. Burke's 1993 bonus the Committee in December 1993 did not use specifically calculable performance measures, but based its subjective decision upon the Committee's general assessment of the Company's performance under Mr. Burke's leadership in 1993. The Committee's decision was not based upon an exact formula for determining the relative importance of each of the factors considered, nor was there a precise measure of how each of the individual factors related to the Committee's determination of Mr. Burke's ultimate compensation. The performance criteria considered in the Committee's evaluation of Mr. Burke for the determination of his 1993 bonus were: the Company's operating income increased 19% from $721,805,000 in 1992 to $862,149,000 in 1993, and income per share on a comparable basis before extraordinary charge in 1993 and cumulative effect of accounting changes in 1992 increased 22% from $23.45 in 1992 to $28.53 in 1993; operating costs and expenses in 1993 were favorable compared to the annual budget; and growth in market shares and audience shares for most of the Company's operating units improved during 1993. In establishing Mr. Burke's 1993 bonus, the Committee recognized that the Company under Mr. Burke's leadership over the last four years has successfully weathered a sluggish economy and a depressed state of the advertiser-supported media business, and in 1993 the Company made significant gains in each of these performance criteria under Mr. Burke's direction, and upon his retirement on February 14, 1994 Mr. Burke left the Company in a position of strength to face the future.

  For the Chief Executive Officer, as for all executive officers, the largest portion of total compensation is performance based variable elements. The Committee intends to continue this link between executive compensation and performance.

  OTHER COMPENSATION MATTERS. In 1993 Congress enacted Section 162(m) of the Internal Revenue Code, which generally disallows an income tax deduction to public companies for compensation over $1,000,000 paid in a year to any one of the Chief Executive Officer or the four most highly compensated other executive officers, to the extent that this compensation is not "performance based" within the meaning of Section 162(m). The Committee believes that the Company's long-term incentive plans, as they currently exist, permit the award of future grants that will result in performance based compensation within the meaning of
Section 162(m). It is the Committee's intention that, under normal circumstances, future grants to those persons whose compensation would be subject to the application of Section 162(m) will be made with the limitation of that section in mind.

  For shareholder assistance in a review of the Company's historical performance, a ten-year performance comparison chart is presented in conjunction with the five-year performance comparison chart on page 15. The Committee believes that both comparisons are useful in understanding the Company's total shareholder return. The ten-year performance comparison was not considered by the Committee in its 1993 compensation decisions.

                                          The Compensation Committee:
                                          Robert P. Bauman, Chairman
                                          Nicholas F. Brady
                                          John H. Muller, Jr.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth information with respect to the compensation of the Chief Executive Officer and the four most highly compensated other executive officers of the Company at December 31, 1993, in comparison with their compensation for 1992 and 1991.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                      ANNUAL COMPENSATION               COMPENSATION
                               ---------------------------------- ------------------------
                                                                  SECURITIES
                                                                    UNDER-     LONG-TERM
NAME AND                                                            LYING      INCENTIVE
PRINCIPAL POSITION                                 OTHER ANNUAL    OPTIONS       PLAN         ALL OTHER
AT DECEMBER 31, 1993      YEAR SALARY($) BONUS($) COMPENSATION($)    (#)      PAYOUTS($)   COMPENSATION($)
- --------------------      ---- --------- -------- --------------- ---------- ------------- ---------------
Daniel B. Burke           1993 $555,000  $600,000     $29,000         -0-            -0-      $164,689(1)
President, Chief Execu-   1992  555,000   330,000      22,500       10,000   $2,310,172(2)     125,653(1)
tive                      1991  520,000   300,000      22,000         -0-     2,839,142(3)     252,169(4)
Officer and Chief
Operating Officer
Robert A. Iger            1993  625,000   325,000        -0-         3,000      435,978(5)       5,896(6)
Executive Vice Presi-     1992  575,000   250,000        -0-          -0-            -0-         5,722(6)
dent,                     1991  545,000   200,000        -0-          -0-       325,912(7)       5,556(6)
and President of ABC
Television Network Group
Michael P. Mallardi       1993  465,000   400,000       6,000        2,000    1,185,132(8)       5,896(6)
Senior Vice President,    1992  465,000   315,000       5,500         -0-            -0-         5,722(6)
and President of          1991  430,000   285,000       5,500         -0-     3,406,970(3)       5,556(6)
Broadcast Group
Ronald J. Doerfler        1993  450,000   400,000       4,000        2,500    1,185,132(8)     120,464(1)
Senior Vice President     1992  450,000   330,000       4,000         -0-            -0-       110,427(1)
and                       1991  410,000   300,000       4,000         -0-     2,839,142(3)     102,342(1)
Chief Financial Officer
Stephen A. Weiswasser     1993  420,000   350,000       7,200        2,000      888,849(8)     108,864(1)
Senior Vice President     1992  420,000   290,000      11,400         -0-            -0-        94,477(1)
and                       1991  385,000   250,000       6,600         -0-     1,793,247(3)      89,333(1)
General Counsel, and
President of Multimedia
Group

- --------
  (1) This amount was allocated under the Company's Employee Profit Sharing Plan (the "Profit Sharing Plan") and the Company's Supplemental Profit Sharing Plan. The Supplemental Profit Sharing Plan provides to eligible participants those amounts that would have been allocated to them under the Profit Sharing Plan but for the limitations of: (i) Internal Revenue Code Section 415 -- which imposes a limit on the amount of Company contributions that may be allocated for the benefit of any Profit Sharing Plan participant for any year; and (ii) Internal Revenue Code Section 401(a)(17) -- which provides that no more than a given amount of any participant's compensation can be taken into account under the Profit Sharing Plan for a particular year. For 1993 that amount was $235,840; for 1992 that amount was $228,860; and for 1991 that amount was $222,220. (For 1994 that amount is $150,000, as established by Congress under the Revenue Reconciliation Act of 1993.)

  (2) Under a supplementary compensation agreement entered into with Mr. Burke in 1977, benefits became fully vested in 1981, and he elected to defer receipt of his benefits until the year following the year of his termination of employment. Interest was earned on the vested benefits. In 1992, the Board of Directors amended the agreement, providing for the payment in December 1992 of the vested benefits and the earned interest.

  (3) This award under the Incentive Compensation Plan was made in April 1986, became fully vested in March 1991, and was paid in December 1991.
  (4) This amount consists of: (i) $118,742--amount allocated under the Profit Sharing Plan and the Supplemental Profit Sharing Plan (see footnote (1) above), and (ii) $133,427--interest earned on vested benefits under the supplementary compensation agreement entered into in 1977 (see footnote (2) above).

  (5) This amount consists of: (i) $148,142, representing an award under the Incentive Compensation Plan that was made in July 1988, became fully vested in June 1993, and was paid in December 1993; and (ii) $287,836, representing an award under the same plan that was made in October 1988, became fully vested in September 1993, and was paid in December 1993.

  (6) This amount was the Company's matching contribution under the SIP, a qualified defined contribution retirement plan under Section 401(k) of the Internal Revenue Code.

  (7) This award under the Incentive Compensation Plan was made in July 1986, became fully vested in June 1991, and was paid in December 1991.

  (8) This award under the Incentive Compensation Plan was made in July 1988, became fully vested in June 1993, and was paid in December 1993.

RETIREMENT BENEFITS

  Individuals who become employees of the Company subsequent to 1988, and employees of American Broadcasting Companies, Inc. ("ABC") and those of other subsidiaries and divisions of the Company that were previously a part of or affiliates of ABC, are entitled upon retirement to receive benefits under the Company's Retirement Plan, as provided for therein. Compensation for pension purposes under the Retirement Plan consists of the participant's base salary, commissions, any profit participation based upon written agreement, sales and incentive bonuses, and overtime and extended workweek compensation, in each case before giving effect to elections by participants to reduce their taxable compensation and have contributions made under the SIP and other Company benefit programs in the amounts of such reductions. Mr. Iger and Mr. Mallardi participate in the Retirement Plan and are presently credited for pension purposes with 18 and 25 years of service, respectively.

  The following table sets forth estimated annual pensions pursuant to the terms of the Retirement Plan, including amounts attributable to the Company's Benefit Equalization Plan (the "BEP") based on indicated levels of average annual compensation assuming retirement at age 65. Such estimated annual pensions have been computed on the basis of straight life annuity amounts, and include offsets with respect to Social Security. The BEP provides to eligible participants those amounts that would have been allocated to them under the SIP or accrued for their benefit under the Retirement Plan or the Company's Supplemental Pension Plan but for the limitations of: (i) Internal Revenue Code
Section 415--which imposes a limit on the amount of Company contributions that may be allocated to the account of any SIP participant for any year and limits the amount that may be accrued for the benefit of any Retirement Plan or Supplemental Pension Plan participant for any year; and (ii) Internal Revenue Code Section 401(a)(17)--which provides that no more than a given amount of any participant's compensation can be taken into account in computing SIP, Retirement Plan or Supplemental Pension Plan benefits for a particular year. For 1994 that amount is $150,000, as established by Congress under the Revenue Reconciliation Act of 1993.

                             RETIREMENT PLAN TABLE

     AVERAGE ANNUAL               ESTIMATED ANNUAL PENSION BASED ON
    COMPENSATION ON              YEARS OF CREDITED SERVICE INDICATED
    WHICH RETIREMENT    -----------------------------------------------------
   BENEFITS ARE BASED   15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS 40 YEARS
   ------------------   -------- -------- -------- -------- -------- --------
     $250,000           $ 57,265 $ 76,353 $ 95,441 $114,530 $133,618 $153,618
      350,000             81,265  108,353  135,441  162,530  189,618  217,618
      450,000            105,265  140,353  175,441  210,530  245,618  281,618
      550,000            129,265  172,353  215,441  258,530  301,618  345,618
      650,000            153,265  204,353  255,441  306,530  357,618  409,618
      750,000            177,265  236,353  295,441  354,530  413,618  473,618
      850,000            201,265  268,353  335,441  402,530  469,618  537,618
      950,000            225,265  300,353  375,441  450,530  525,618  601,618
    1,050,000            249,265  332,353  415,441  498,530  581,618  665,618
    1,150,000            273,265  364,353  455,441  546,530  637,618  729,618

  Messrs. Burke, Doerfler and Weiswasser are covered under the Supplemental Pension Plan. The normal retirement benefit formula of the Supplemental Pension Plan (taking into account the BEP) is the same as the normal retirement benefit formula of the Retirement Plan (taking into account the BEP), as set forth in the Retirement Plan Table above. However, a participant's retirement benefit under the Supplemental Pension Plan is offset by the amount of his benefit under the Profit Sharing Plan and the Supplemental Profit Sharing Plan. It is estimated that the following annual benefits would be payable under the Supplemental Pension Plan (including amounts attributable to the BEP), based upon a retirement at normal retirement age 65, after the Profit Sharing Plan and the Supplemental Profit Sharing Plan offsets are taken into account: Mr. Burke, $164,030; Mr. Doerfler, $264,287; and Mr. Weiswasser, $26,550.

  The BEP and the Supplemental Profit Sharing Plan provide that each participating employee would be entitled to receive immediate payment of his benefits upon the occurrence of an "Accelerating Event". An Accelerating Event shall be deemed to have occurred if (i) any person or group, other than Berkshire and the Berkshire Subsidiaries, shall have acquired beneficial ownership of 20% or more of the outstanding Common Stock, or if Berkshire and the Berkshire Subsidiaries shall have acquired beneficial ownership of more than 30% of the outstanding Common Stock; (ii) more than 50% of the membership of the Board of Directors shall have been replaced without the approval of a majority of the incumbent Directors; or (iii) the shareholders of the Company shall have approved a complete reorganization, merger or consolidation, liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than in certain specified circumstances which do not constitute a change in control of the management or the equity ownership of the Company. See "Security Ownership of Certain Beneficial Owners and Management" above.

  Upon the occurrence of an Accelerating Event, all benefits under the BEP and the Supplemental Profit Sharing Plan would be deemed to be fully vested and nonforfeitable and each participant would be entitled to receive immediate payment of his benefits thereunder in a single lump-sum distribution. This provision and similar provisions in the Incentive Compensation Plan and the 1991 Stock Option Plan are designed to ensure that, notwithstanding the occurrence of an Accelerating Event, the Company's management and employees would receive the benefits previously awarded to them. See "Incentive Compensation" and "Stock Options" below.

INCENTIVE COMPENSATION

  The following table provides information concerning awards made in 1993 to the named executives under the Incentive Compensation Plan. As provided in this plan, each unit bears a value equal to the excess of the market price of one share of Common Stock as at the earlier of the date of the employee's termination of employment or the fifth anniversary of the date of grant of the unit to him, over a specified dollar floor. Each employee's units are credited with 6% interest for the portion of the year during which his units were outstanding, computed on the basis of the fair market value of the Common Stock in excess of the specified dollar floor at December 31 of the year for which the computation was made. An employee gains vested rights in his units on a graduated basis over the five-year period following the grant of the units to him. However, he only becomes entitled to the accumulated interest credits upon completion of the full five-year period of employment from the date of the grant. An employee's vested benefits may be paid to him in a lump sum or in installments following his completion of the vesting period or, if he so elects, payment of such amounts can be deferred until after termination of his employment. Unpaid benefits earn interest at 75% of prime rate. At the discretion of the Compensation Committee of the Board of Directors, benefits may be paid in whole or in part in shares of Common Stock. The units granted in 1993 to Mr. Iger in the following table have a $475 floor.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1993

                                      PERIOD UNTIL
                            NUMBER OF  MATURATION
             NAME           UNITS (#)   OF GRANT
             ----           --------- ------------
     Daniel B. Burke           -0-
     Robert A. Iger           5,000     5 years
     Michael P. Mallardi       -0-
     Ronald J. Doerfler        -0-
     Stephen A. Weiswasser     -0-

  The Incentive Compensation Plan provides that, upon the occurrence of an Accelerating Event (see "Retirement Benefits" above), all benefits with respect to units which had not yet vested under the five-year graduated schedule would be deemed to be fully vested and nonforfeitable (the "Accelerated Units"). The amount of benefits which an employee would receive with respect to his Accelerated Units would be equal to the excess of the "Accelerating Event fair market value" of one share of Common Stock over its specified dollar floor, rather than the market price valuation applicable to vested units. "Accelerating Event fair market value" would be the higher of (i) the highest reported principal securities exchange-reported market price of a share of Common Stock during the 60-day period prior to the occurrence of the Accelerating Event and (ii) if the Accelerating Event occurs as a result of any transaction other than a change in more than 50% of the membership of the Board of Directors without the approval of a majority of the incumbent directors, the highest price per share of Common Stock paid in such transaction or series of transactions. Each employee would be entitled to receive immediate payment of his benefits under the Incentive Compensation Plan (whether accruing from vested units or Accelerated Units), as well as the accumulated interest credits with respect to his units, in a single lump-sum distribution in cash.

STOCK OPTIONS

  The following table sets forth information on stock options awarded in 1993 under the 1991 Stock Option Plan. These options awarded are nonqualified options, and upon exercise the Company will be entitled to an income tax deduction and the employee will have taxable ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price. In accordance with the provisions of the 1991 Stock Option Plan, unless an Accelerating Event occurs (see "Retirement Benefits" above), the options may not be exercised earlier than one year from the grant date, and are exercisable in cumulative annual portions at the rate of 25% of the total number of shares subject to the options. The options shall be exercisable in full if an Accelerating Event occurs more than six months after the grant date. The 1991 Stock Option Plan also provides that options may be exercised within three months after an optionee's termination of employment (or within 12 months after that date if the optionee's termination of employment was on account of his death or disability), but only to the extent the options are otherwise exercisable on the date of termination. The 1991 Stock Option Plan further provides that the exercise price of an option may be paid, at the optionee's election, either in cash or by his delivery of shares of Common Stock previously held by him at their fair market value. In the table below, the amounts shown as "potential realizable value" are based on arbitrarily assumed annualized rates of Common Stock price appreciations of five percent and ten percent over the full term of the options, as required by Securities and Exchange Commission regulations. Actual gains, if any, upon option exercise will depend on the fair market value of the Common Stock on the date of exercise.

                             OPTIONS GRANTS IN 1993

                                        INDIVIDUAL GRANT                   POTENTIAL REALIZABLE
                       ---------------------------------------------------   VALUE AT ASSUMED
                        NUMBER OF                                          ANNUAL RATES OF STOCK
                       SECURITIES                                           PRICE APPRECIATION
                       UNDERLYING  % OF TOTAL OPTIONS EXERCISE                FOR OPTION TERM
                         OPTIONS       GRANTED TO     PRICE ($) EXPIRATION ---------------------
NAME                   GRANTED (#) EMPLOYEES IN 1993  PER SHARE    DATE      5% ($)    10% ($)
- ----                   ----------- ------------------ --------- ---------- ---------- ----------
Daniel B. Burke            -0-
Robert A. Iger            3,000           15.7%        $634.75   12/7/03   $1,197,570 $3,034,890
Michael P. Mallardi       2,000           10.5%         634.75   12/7/03      798,380  2,023,260
Ronald J. Doerfler        2,500           13.1%         634.75   12/7/03      997,975  2,529,075
Stephen A. Weiswasser     2,000           10.5%         634.75   12/7/03      798,380  2,023,260

  The following table provides information concerning stock options exercised in 1993 under the Employee Stock Option Plan (the "ESO Plan"), and stock options held at year-end under the ESO Plan and the 1991 Stock Option Plan, by the named executives. All options outstanding under the ESO Plan (which plan was adopted in 1981) are fully exercisable. Value realized for stock options exercised represents the difference between the market price of the Common Stock on the date of exercise and the exercise price of such options. Value of "in-the-money" outstanding stock options represents the spread between the exercise price of such options and the closing price of the Common Stock on December 31, 1993. These values, unlike the amount set forth in the column headed "Value realized", have not been realized. Actual gains, if any, upon option exercise will depend on the fair market value of the Common Stock on the date of exercise. "Unexercisable" options are those that are not able to be exercised in whole or in part because they have not been held long enough to meet the vesting requirements set forth in the option plan.

 AGGREGATED OPTION EXERCISES IN 1993 AND OPTION VALUES AS OF DECEMBER 31, 1993

                                                         NUMBER OF                 VALUE OF
                                                   SECURITIES UNDERLYING          UNEXERCISED
                                                        UNEXERCISED              IN-THE-MONEY
                                                        OPTIONS AT                OPTIONS AT
                          SHARES                   DECEMBER 31, 1993 (#)     DECEMBER 31, 1993 ($)
                       ACQUIRED ON     VALUE     ------------------------- -------------------------
NAME                   EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                   ------------ ------------ ----------- ------------- ----------- -------------
Daniel B. Burke            -0-                      3,840        7,500      $899,138     $956,250
Robert A. Iger             -0-                       -0-         3,000         -0-          -0-
Michael P. Mallardi        -0-                       -0-         2,000         -0-          -0-
Ronald J. Doerfler         800        $353,300       -0-         2,500         -0-          -0-
Stephen A. Weiswasser      -0-                       -0-         2,000         -0-          -0-

FIVE-YEAR AND TEN-YEAR PERFORMANCE COMPARISONS

  The following graphs compare the cumulative total shareholder returns on the Company's Common Stock, the Standard & Poor's Composite Index of 500 Stocks, and the capital stocks of a representative group of advertiser-supported media and entertainment companies (CBS Inc., Dow Jones & Company, Inc., Gannett Co., Inc., Tribune Company (in the ten-year graph, only since 1984) and The Washington Post Company). The year-end values of each investment are based on share price appreciation plus dividends, with the dividends reinvested at the ex-dividend date for each quarter, or, for 1984, at the end of the month paid.


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
    AMONG CAPITAL CITIES/ABC, INC., S&P 500 INDEX AND REPRESENTATIVE GROUP

Measurement period      Capital Cities/    S&P 500         Representative
(Fiscal year Covered)   ABC, Inc.          Index           group
- ---------------------   ---------------    -------         --------------
Measurement PT -
12/31/88                   $ 100            $ 100              $ 100

FYE 12/31/89               $ 156            $ 132              $ 122
FYE 12/31/90               $ 127            $ 128              $ 100
FYE 12/31/91               $ 120            $ 166              $ 112
FYE 12/31/92               $ 140            $ 179              $ 131
FYE 12/31/93               $ 171            $ 197              $ 165



                         [GRAPH APPEARS HERE]

                COMPARISON OF TEN YEAR CUMULATIVE RETURN
    AMONG CAPITAL CITIES/ABC, INC., S&P 500 INDEX AND REPRESENTATIVE GROUP

Measurement period      Capital Cities/    S&P 500         Representative
(Fiscal year Covered)   ABC, Inc.          Index           group
- ---------------------   ---------------    -------         --------------
Measurement PT -
12/31/83                   $ 100            $ 100              $ 100

FYE 1984                   $ 114            $ 106              $ 109
FYE 1985                   $ 156            $ 140              $ 154
FYE 1986                   $ 187            $ 166              $ 183
FYE 1987                   $ 240            $ 175              $ 204
FYE 1988                   $ 253            $ 203              $ 207
FYE 1989                   $ 394            $ 268              $ 253
FYE 1990                   $ 320            $ 260              $ 208
FYE 1991                   $ 303            $ 339              $ 231
FYE 1992                   $ 355            $ 364              $ 271
FYE 1993                   $ 433            $ 401              $ 343

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors is seeking shareholder ratification of the appointment of Ernst & Young as its independent auditors for 1994.

  The Audit Committee of the Board of Directors has reviewed and evaluated all relevant criteria in assessing the performance of Ernst & Young, such as the quality of its audit work, its knowledge of the industry and the Company's affairs, its understanding of the Company's system of operational autonomy, the availability of its professional advice on a timely basis, and the reasonableness of its fees. Based upon such review and evaluation, the engagement of Ernst & Young as independent auditors has been approved. If shareholders do not ratify the appointment of Ernst & Young, the appointment of independent auditors will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee in its discretion may nevertheless appoint another firm of independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders and the Company.

  Ernst & Young has audited the Company's financial statements annually since 1968. A representative of Ernst & Young is expected to attend the shareholders meeting, and will have the opportunity to make a statement if he desires to do so and will be able to respond to appropriate questions from shareholders.

  The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young.

 PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED
             SHARES, AND REDUCE THE PAR VALUE, OF THE COMMON STOCK

DESCRIPTION OF THE PROPOSED AMENDMENT

  The Board of Directors proposes and recommends that the shareholders approve an amendment of the Certificate of Incorporation of the Company to increase the number of shares of Common Stock which the Company is authorized to issue from 80,000,000 shares of Common Stock to 300,000,000 shares of Common Stock, and reduce the par value of all shares of Common Stock from $1 per share to $.10 per share. If the amendment is approved by the shareholders, the Board intends to effect a 10-for-1 stock split on the Common Stock, by reclassifying each outstanding share of Common Stock, $1 par value, into ten shares of Common Stock, $.10 par value.

  As of the date hereof, of the 80,000,000 shares of Common Stock presently authorized, 15,338,311 shares are outstanding, 3,055,185 are held as treasury shares and 1,337,171 shares of Common Stock are reserved for issuance under various stock option and other stock related incentive and benefit plans which have previously been approved by shareholders. The remaining 60,269,333 shares are available to be issued by the Company. The proposed additional 220,000,000 shares would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting. The proposed amendment would not affect the number of shares of Preferred Stock authorized, which is 4,000,000 shares without par value.

PURPOSES AND EFFECTS OF THE PROPOSED AMENDMENT

  If the proposed amendment is approved by the shareholders, there would be 300,000,000 shares authorized, of which approximately 197,000,000 shares would be required as of the date hereof in order to effect a 10-for-1 stock split and to provide a reserve for shares to be issued under various stock option and other stock related incentive and benefit plans. There would be approximately 103,000,000 authorized shares that would be available for issuance by the Board of Directors in connection with any future stock dividends or stock splits, financings, acquisitions, management incentive or employee benefit plans and for other general corporate purposes.

  No further action or authorization by shareholders would be necessary prior to issuance of additional shares of Common Stock except as may be required by law or applicable stock exchange regulations. Current New York Stock Exchange regulations would require shareholder approval in connection with an issuance of Common Stock (including securities convertible into Common Stock) in a transaction or a series of related transactions, other than a public offering for cash, if (i) the Common Stock to be issued has voting power equal to or in excess of 20% of the voting power outstanding before such issuance, (ii) the number of shares of Common Stock to be issued is equal to or in excess of 20% of the Common Stock outstanding before such issuance, or (iii) the issuance would result in a change of control of the Company.

  The Board of Directors has no present plans for issuing any of the additional Common Stock except as would be required in connection with its intention to effect a 10-for-1 stock split and as would be required in connection with Common Stock presently reserved for issuance under various of the Company's stock option and other stock related incentive and benefit plans.

  The proposed amendment's reduction of the par value of the authorized shares of Common Stock from $1 per share to $.10 per share would decrease the tax payable by the Company under the tax laws of the State of New York which would be due as a result of an increase in authorized shares. Because the decrease in par value would occur in combination with a relative increase in the number of shares outstanding, there would be no change in the Stockholders' Equity on the Company's Consolidated Balance Sheet.

PURPOSES AND EFFECTS OF THE BOARD'S INTENDED STOCK SPLIT

  The Board anticipates that the increase in the number of outstanding shares of Common Stock resulting from its intended 10-for-1 stock split would place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the shares.

  The intended stock split would not change the shareholders' equity or interest in the Company, nor would the split affect the relative rights of any shareholder or result in a dilution or diminution of any shareholder's proportionate interest in the Company. However, since the stock split would result in each shareholder's interest being represented by a greater number of shares, it is possible that higher brokerage commissions may be payable after the intended stock split upon a sale or transfer of a shareholder's same relative interest in Common Stock because that interest would be represented by a greater number of shares.

  The Company has been advised by counsel that the intended stock split would not result in the recognition of a taxable gain or loss to the shareholders for federal income tax purposes. In addition, the tax basis for shares in the hands of a shareholder prior to the distribution of the stock split shares would become the tax basis for the total number of shares to be held by such shareholder immediately after such distribution, and the holding period of the newly acquired shares would be deemed to be the same as the holding period of the corresponding shares held prior to the stock split.

  In 1989 the Board of Directors declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, no par value (the "Preferred Shares"), of the Company at a price of $2,000 per one one-hundredth of a Preferred Share, subject to adjustment, upon a distribution date related to an attempted takeover of the Company (all as defined in the Rights Agreement between the Company and Harris Trust Company of New York, a summary of which was previously furnished to all shareholders). Upon the occurrence of the intended stock split, the number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right would be automatically adjusted.

  The number of shares of Common Stock available for the Company's stock option and other stock related incentive and benefit plans, and, where applicable, the purchase price therefor, would be proportionately adjusted to give effect to the intended stock split.

  The Board of Directors recommends a vote FOR the amendment of the Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue and to reduce the par value thereof, in order for the Board to be able to effect its intended 10-for-1 stock split of the Common Stock.

        PROPOSAL TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

  The Board of Directors has adopted certain amendments to the Employee Stock Purchase Plan (the "Plan"), and is seeking shareholder approval of the Plan, as amended.

BACKGROUND

  For a number of years, the Company has sought to provide a greater community of interest between the Company's shareholders and its employees and those of its designated subsidiaries ("Designated Subsidiaries"). To this end the Company has maintained the Plan to expand the Company's stock option program (otherwise available to executives and key employees) by extending the benefits of this policy throughout the employee community.

  At the Company's 1977 annual meeting, shareholders adopted the Plan which authorized the granting of options to purchase an aggregate of 600,000 shares (adjusted to reflect a two-for-one stock split in 1978) of Common Stock. At the Company's 1981, 1986 and 1989 annual meetings, shareholders extended the termination date of the Plan and approved a total of an additional 800,000 shares of Common Stock for use under the Plan. The Plan is presently scheduled to terminate on December 31, 1994. On March 14, 1994, the Board of Directors adopted certain amendments to the Plan, and the Plan, as amended, is subject to shareholder approval (see "Amendments to the Plan" below).

  As of February 28, 1994, an aggregate of 1,135,873 shares of Common Stock have been acquired by employees pursuant to the grant and exercise of options under the Plan; and approximately 17,000 employees of the Company and its Designated Subsidiaries are eligible to participate in the Plan.

AMENDMENTS TO THE PLAN

  Amendments to the Plan which, under the terms of the Plan, require shareholder approval are:

    (i) An additional 400,000 shares of Common Stock are to be made available for use under the Plan;

    (ii) The Plan's termination date is to be extended so that the Plan will remain effective for the grant of options through the end of 1999 and the subsequent exercise of such options (see "Option to Purchase Shares" under "Summary of the Plan" below).

SUMMARY OF THE PLAN

  The following is a summary of the principal provisions of the Plan, as amended:

  Eligibility. All employees of the Company and of its Designated Subsidiaries are eligible to receive options, except any of the following:

  1. Officers of the Company;

  2. Employees who customarily work 20 hours per week or less;

  3. Employees who customarily work five months or less in a year;

  4. Employees whose continuous service with the Company and its Designated Subsidiaries is less than 15 months.

  Option to Purchase Shares. All employees who are eligible to participate in the Plan as of the Date of Grant (as defined below) in each year will be offered an option to purchase that number of shares of Common Stock for each $1,000 of such employee's Annual Compensation as is specified by the committee which administers the Plan (see "Administration" herein), but no employee may be granted an option to purchase more than $25,000 worth of Common Stock in any year. "Annual Compensation" is defined in the Plan to include salary in a current year, plus other compensation such as commissions, talent fees, bonuses or overtime, if any, earned in the preceding year.

  Eligible employees will receive an offer once in each year during the term of the Plan (the date of offer is known as the "Date of Grant"). The Date of Grant is presently the first business day of April in each year, but it may be changed by the committee which administers the Plan. The number of shares granted is subject to adjustment to reflect stock splits, dividends or any changes in the outstanding Common Stock (see "Administration" herein). Each option will expire when the shares subject to it are purchased (see "Method of Purchase of Shares" herein) or sooner if the holder is no longer employed by the Company or a Designated Subsidiary, or has died or otherwise ceased to be eligible to participate in the Plan or if he has withdrawn his accumulated contributions (see "Participation" herein).

  Options are non-assignable and may be exercised only by the employee to whom they have been granted.

  Participation. An eligible employee participates in the Plan by delivering a written authorization to the Company to make a monthly payroll deduction of not more than 1/12 of 85% of the aggregate Date of Grant value of the shares subject to his option, and not less than $40. An employee may authorize such payroll deduction at any time after the Date of Grant but not later than 90 days prior to the Date of Purchase (see "Method of Purchase of Shares" herein) and he may increase or decrease the amount of the deduction or discontinue it entirely once during the term of the option. An employee who has made payroll deduction contributions continuously for three months may also make a one-time payment into the Plan of up to 5% of his Annual Compensation at any time until January 10 of the calendar year following the Date of Grant. However, an employee's total payments into the Plan (including his payroll deduction contributions) may not exceed 85% of the aggregate Date of Grant value of the shares subject to his option. An employee's payments into the Plan (including his payroll deduction contributions) will be credited to an account maintained for him and will bear interest at an annual rate to be fixed by the committee which administers the Plan. (The current annual interest rate is 5%.) All payments into the Plan by participating employees will be held with the general funds of the Company and will not be segregated.

  An employee may withdraw all of his accumulated payments (plus interest) at any time up to thirty days prior to the Date of Purchase whereupon his option will terminate (see "Method of Purchase of Shares" herein).

  Method of Purchase of Shares. The year following the Date of Grant, each employee's accumulated payments, including accrued interest thereon, will be used to purchase from the Company, at the price set forth herein under "Purchase Price", up to the maximum number of shares of Common Stock subject to his option. Any balance remaining in the employee's account after such purchase will be returned to him. Unless changed by the committee which administers the Plan, the Date of Purchase will be the first business day in April of each year during the term of the Plan. As soon as practicable after each Date of Purchase, each participant will be furnished a report containing all relevant information concerning the status of his account.

  Purchase Price. The purchase price per share of Common Stock will be the lesser of:

  (a) 85% of its fair market value on the Date of Grant; or

  (b) 85% of its fair market value on the Date of Purchase.

  Fair market value is deemed to be the mean of the high and low prices of the Common Stock on the New York Stock Exchange.

  Termination and Amendment. The Plan will remain effective for the grant of options through the end of 1999 and the subsequent exercise of such options, unless it is sooner terminated by the Board of Directors. The Board of Directors, in its discretion and at any time, may modify, amend or terminate the Plan; however, no modification or amendment may be made, without the approval of the shareholders, which would increase the maximum aggregate number of shares which may be optioned under the Plan, change the designation of corporations whose employees are eligible to participate in the Plan, reduce the purchase price for options to be granted to less than the amount set forth herein under "Purchase Price", or extend the termination date of the Plan.

  Administration. The Plan is administered by the Executive Committee of the Board of Directors, unless the Board of Directors or its designee appoints a Stock Purchase Plan Committee. No such Stock Purchase Plan Committee has been appointed to administer the Plan. The members of the Executive Committee serve at the pleasure of the Board of Directors. A majority of the members of the committee which administers the Plan (the "Committee") must consist of individuals who are ineligible to participate in the Plan. The Committee has the authority, subject to the express provisions of the Plan, to designate the Date of Grant and the Date of Purchase in any year; to change the number of shares to be granted to employees each year; to prescribe the terms and provisions regarding payroll deductions and the amount of interest to be credited to employee withholdings; to make adjustments in the number of shares of Common Stock subject to option and/or the purchase price in the event of a change in the outstanding Common Stock as a result of any stock dividend, split up, recapitalization, merger, consolidation, combination or similar change; to designate the subsidiaries of the Company whose employees shall be eligible to participate in the Plan; to change the purchase price of the shares of Common Stock with respect to options not yet granted, provided that the purchase price shall not be less than that set forth herein under "Purchase Price"; and to make all rules and regulations to administer the Plan.

TAX ASPECTS

  Under the Internal Revenue Code of 1986, an employee will realize no taxable income upon the grant or exercise of an option if he does not dispose of the stock acquired within two years after the date the option was granted and within one year after he acquired the stock. Any gain realized on subsequent disposition of the stock will be taxable at that time as ordinary income to the extent of the lesser of (a) 15% of the fair market value of the stock on the date the option was granted or (b) the profit realized on the disposition. Any further gain would be taxable as long-term capital gain. The Company will not be entitled to a deduction for federal income tax purposes in connection with either the grant or the exercise of the option. On the other hand, if the employee acquires stock by the exercise of an option granted under the Plan and disposes of it before the expiration of the holding periods described above, he will realize ordinary compensation income in the year in which the disposition occurs. The amount of that income will be the excess of the fair market value of the acquired stock on the date the option was exercised over the purchase price of the stock. In this case, the Company would be entitled to a deduction for federal income tax purposes at the same time and in the same amount. Any additional gain realized by the employee on disposition of the acquired stock would be taxable as a capital gain. If the stock had declined in value since the Date of Purchase, the amount of the decline would be treated as a capital loss for federal income tax purposes.

  The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986 and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

GRANT OF BENEFITS UNDER THE PLAN

  No benefits under the Plan will be received by any officer of the Company. In 1993, all eligible employees as a group purchased under the Plan a total of 72,585 shares at a dollar value of $39,177,753.

  The mean of the high and low prices of the Common Stock on the New York Stock
Exchange on March 30, 1994 was $   .

  The Board of Directors recommends a vote FOR approval of the Employee Stock Purchase Plan, as amended.

       SHAREHOLDER PROPOSAL CONCERNING DIRECTORS' MINIMUM STOCK OWNERSHIP

  The Company has been informed that Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 10 shares of Common Stock, intends to propose at the meeting the adoption of the following proposal:

SHAREHOLDER PROPOSAL

  "Resolved: That the shareholders of Capital Cities/ABC assembled in annual meeting in person and by proxy, hereby recommend that the Board of Directors take the necessary steps to require all members of the Board of Directors to own a minimum of 100 shares of voting stock in Capital Cities/ABC.

  "Reasons: Stock ownership by directors makes them partners with other shareholders.

  "Certainly 100 shares is a reasonable minimum amount for ALL directors to own in view of the director fees and perks they receive.

  "Last year the owners of 579,989 shares voting, representing approximately 4.6% of shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this proposal."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS.

  Requiring all directors to own a predetermined number of Company shares would not improve the quality of the Board of Directors and could be counterproductive. The Company looks for experience, ability and judgment in selecting candidates to recommend to shareholders for election to the Board of Directors. The ownership of stock would not enhance the qualifications of a candidate, nor affect the performance of such person as a director. To impose a stockholding requirement could limit the Company's ability to obtain the services of the best qualified persons as directors.

  The Board of Directors therefore recommends a vote AGAINST this proposal.

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

  On February 1, 1994, the Company renewed its directors' and officers' liability insurance policy with Federal Insurance Company for a one-year period at a total cost of $315,000. The policy insures up to an aggregate of $10,000,000 (a) the directors and officers of the Company and its subsidiaries and officers of certain divisions thereof against certain losses from claims against them in their capacities as directors and officers to the extent such losses are not indemnified by the Company or such subsidiaries and (b) the Company and such subsidiaries to the extent they indemnify such directors and officers for losses as permitted under applicable law. No payments have been made by the insurance company under this policy or the prior policies as of the date hereof.

                        VOTE REQUIRED AND OTHER BUSINESS

  Directors will be elected by a plurality of the votes cast at the shareholders meeting. Approval of the amendment to the Certificate of Incorporation and the Employee Stock Purchase Plan, as amended, will require the affirmative vote of the holders of a majority of all outstanding shares entitled to vote. Approval of each other matter will require the affirmative vote of a majority of the votes cast thereon, for which purpose only those votes cast "for" or "against" will be included. On all matters to come before the meeting other than the proposal to approve the Certificate of Incorporation and the proposal to approve the Employee Stock Purchase Plan, as amended, abstentions and broker non-votes will not be considered as votes cast, and will be counted only for purposes of determining whether a quorum is present at the meeting. In the tabulation of the vote on the proposal to approve the Employee Stock Purchase Plan, as amended, a recent interpretation of the Securities and Exchange Commission requires that abstentions in voting on an employee benefit plan proposal have the same legal effect as a vote against this proposal.

  As of the date of this proxy statement, management knows of no other business that it intends to present or that others will present at the Shareholders meeting.

                             ADDITIONAL INFORMATION

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own beneficially more than 10 percent of the Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company is required by regulations of the Securities and Exchange Commission to identify anyone who did not timely file a required report. Former director and executive officer John B. Sias filed one late report of three sales of stock on a date subsequent to his retirement in March 1993.

                           1995 SHAREHOLDER PROPOSALS

  Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission. In order for shareholder proposals for the 1995 Annual Meeting of Shareholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Secretary of the Company at the Company's principal executive offices not later than December 2, 1994.

                         By Order of the Board of Directors,

                                            Philip R. Farnsworth
                                                  Secretary
March 31, 1994

                         LOGO of Recycled Paper Symbol
                           printed on recycled paper

                                                                  PROXY/VOTING
                            CAPITAL CITIES/ABC, INC.            INSTRUCTION CARD
        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 19, 1994
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas S. Murphy, Ronald J. Doerfler and Philip
R. Farnsworth, and each of them, with all the powers which the undersigned would have, if personally present thereat, to vote with respect to all shares registered in the name or credited to the account of the undersigned upon all matters that may properly come before the meeting or any adjournment or adjournments thereof, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side hereof.

                                              This card also provides voting
                                              instructions (for shares
                                              credited to the account of the
                                              undersigned, if any) to the
                                              trustee, Bankers Trust Company,
                                              for the Capital Cities/ABC, Inc.
                                              Savings & Investment Plan (the
                                              "SIP") as more fully described
                                              on page 1 of the accompanying
                                              Proxy Statement.


                 PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE

                            CAPITAL CITIES/ABC, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /

1994

P

R

O

X

Y
                                                           For All
                                             For  Against  Except Nominee(s)
                                                                  Written Below

1. Election of Directors--Nominees: R. P.    / /    / /       / /
   Bauman, N. F. Brady, W. E. Buffett,
   D. B. Burke, F. T. Cary, J. B.
   Fairchild, L. H. Goldenson, F. S.
   Jones, A. D. Jordan, J. H. Muller, Jr.,
   T. S. Murphy, W. Robertson, M. C.
   Woodward, Jr.

2. Ratification of Appointment of            / /    / /       / /
   Independent Auditors

3. Approval of Amendment of Certificate of   / /    / /       / /
   Incorporation to Increase Authorized
   Shares

UNLESS OTHERWISE DIRECTED, WHEN PROPERLY EXECUTED, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND AGAINST
                                                                -------
PROPOSAL 5, AND THE TRUSTEE OF THE SIP WILL VOTE AS DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.



                                                 For   Against    Abstain

4. Approval of Employee Stock Purchase Plan,     / /      / /       / /
   as amended

5. Shareholder Proposal Concerning Directors'    / /      / /       / /
   Minimum Stock Ownership

A VOTE FOR ITEMS 1, 2, 3 AND 4 AND AGAINST ITEM 5 IS RECOMMENDED BY THE BOARD
       ---                         -------
OF DIRECTORS

                 Dated__________________________________________________ , 1994

- --------------------------------------------------------------------------------
Signature

- --------------------------------------------------------------------------------
Signature

NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please sign your full title.

                            GRAPHICS APPENDIX LIST

PAGE WHERE
GRAPHIC
APPEARS                     DESCRIPTION OF GRAPHIC OR CROSS REFERENCE
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page 13                     SEE DESCRIPTION OF GRAPHIC IN TEXT
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